Exhibit 99.1

[Applica logo]

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (305) 362-2611 investor.relations@applicamail.com

Applica Incorporated to Redeem
a Portion of 10% Notes Due 2008

     Miami Lakes, Florida (June 24, 2003) — Applica Incorporated (NYSE: APN) today announced that it intends to redeem up to $30 million of its $130 million 10% Senior Subordinated Notes due 2008. The notes will be redeemed on July 31, 2003, at 105% of the principal amount, plus accrued interest up to, but not including, the redemption date.

     Applica also intends to redeem up to an additional $40 million in 10% notes upon receipt of a cash distribution related to the pending sale of an investment held by a joint venture that is 50% owned by Applica. Applica expects the sale of such investment and the related cash distribution to occur before the end of the third quarter of 2003.

     Applica Incorporated and its subsidiaries are manufacturers, marketers and distributors of a broad range of branded and private-label small electric consumer goods. The Company manufactures and distributes small household appliances, pest control products, home environment products, pet care products and professional personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid® and Applica™, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates manufacturing facilities in China and Mexico. Applica also manufactures products for other consumer products companies. Additional information regarding the Company is available at www.applicainc.com.

     Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include uncertainties regarding the sale of the investment held by the joint venture; economic conditions and the retail environment; the bankruptcy or loss of a major retail customer, distributor or supplier; reliance on key customers; increases in raw materials costs; cancellation or reduction of orders; the potential for product recalls and product liability claims, and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2002, and the subsequent Form 10-Q reports. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

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